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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                  Cusip Number

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

  (Check One) X Form 10-K    Form 20-F    Form 11-K    Form 10-Q  X  Form N-SAR
                          --           --           --           ---

                               For Period Ended:
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-QSB
                       [ ] Transition Report on Form N-SAR

                 For the Transition Period Ended: March 31, 2003

   READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE

       Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.


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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I - REGISTRANT INFORMATION

                          COMMISSION FILE NO. 000-30065

FULL NAME OF REGISTRANT: INTREPID TECHNOLOGY & RESOURCES, INC.
                         -------------------------------------

FORMER NAME IF APPLICABLE: Iron Mask Mining Co.
                           --------------------

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ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)
                          501 WEST BROADWAY, SUITE 200
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CITY, STATE AND ZIP CODE: IDAHO FALLS, ID       82304

                        PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)



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        (a)     The reasons described in reasonable detail in Part III
--- of this form could not be eliminated without unreasonable effort or expense;

 X      (b)     The subject annual report, semi-annual report, transition
---             report on Form 10-KSB, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c)     The accountant's statement or other exhibit required by
---             Rule 12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-KSB, 11-K, 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

The registrant is awaiting a decision by the Company's Board of Directors as to the determination of the proposed disposition of Mining Rights held in Montana.

                                        2


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                           PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          DR. JACOB D. DUSTIN, VICE PRESIDENT, SECRETARY AND TREASURER
                                 (208) 529-5337
               501 West Broadway, Suite 200, Idaho Falls, ID 82304

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(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no
identify report(s).   X  Yes     No
                     ---     ---

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
   X  Yes     No
  ---     ---


If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made:


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The Company owns mining rights in the State of Montana currently valued at
$3,273,456, which may or may not be impaired by the inability to access minable gold reserves. The Board of Directors intends to make a decision as to the ability of the Company to sell, dispose, or write down this asset.

                      INTREPID TECHNOLOGY & RESOURCES, INC.
                      -------------------------------------

                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:  MARCH 13, 2003

BY: INTREPID TECHNOLOGY & RESOURCES, INC.

/s/ DR. JACOB D. DUSTIN, VICE PRESIDENT, SECRETARY AND TREASURER